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                                                                    EXHIBIT 99
Contact: Johnna Freeman
         MCMS, Inc.
         (208) 898-2600
         jfreeman@mcms.com


                               MSL TO ACQUIRE MCMS

San Jose, Calif. - September 18, 2001 - MCMS, Inc., a global leading electronics manufacturing services provider announced today that it has reached an agreement to sell substantially all of its operating assets to Manufacturers' Services Limited ("MSL"). MSL is also a global leading supplier in the electronics manufacturing services industry with headquarters in Concord, Massachusetts. Rick Rowe, Chief Executive Officer of MCMS, said, "MCMS is very pleased to have a company like MSL acquiring its business operations." He added "given MSL's size and strong global presence, I believe this proposed transaction offers great opportunities for MCMS's customers, employees, and suppliers."

MSL President and Chief Operating Officer, Bob Donahue stated, "The acquisition of MCMS meets several of our long range strategic objectives, principally in gaining a presence in Mexico and also strengthening our West Coast and Asian operations. Also, MCMS adds depth in the area of optics and radio frequency technology while increasing the diversity of our customer portfolio."

Simultaneously, MCMS announced that it, and its two U.S. subsidiaries, have voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in Wilmington to implement the sale. During the bankruptcy process, MCMS will have the opportunity to consider other offers for the operating assets. The Chapter 11 cases do not involve MCMS's foreign subsidiaries with the exception of its Belgium subsidiary, which filed for Judicial Composition on September 5, 2001 under the applicable laws of Belgium. The terms and conditions of the definitive agreement entered into between MCMS and MSL relating to the asset sale, including a purchase price of approximately $43.5 million, subject to certain adjustments and the assumption of certain liabilities, will be described in the Form 8-K to be filed by MCMS with the Securities and Exchange Commission.

MCMS also announced today that it has secured a commitment for Debtor-in-Possession (DIP) financing from a consortium of banks led by PNC Bank, subject to bankruptcy court approval. MCMS emphasized that during the voluntary restructuring and sale process, day-to-day operations will continue uninterrupted. MCMS believes that the financing package and the other court orders that MCMS is requesting will, among other things, provide ample funding to pay all amounts due to its employees, maintain all employee benefit plans, and maintain normalized business with its suppliers post-petition allowing uninterrupted manufacturing services to its customers.

The closing of the sale is expected to occur in November 2001, subject to regulatory and Bankruptcy Court approval.



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ABOUT MCMS, INC.

MCMS, Inc. is a global leading provider of advanced electronics manufacturing services to original equipment manufacturers who primarily serve the data communications, telecommunications, and computer/memory module industries. MCMS targets customers that are technology leaders in rapidly growing markets, such as Internet infrastructure, wireless communications and optical networking, that have complex manufacturing service requirements and that seek to form long-term relationships with their electronics manufacturing service providers. We offer a broad range of electronics manufacturing services, including pre-production engineering and product design support, prototyping, supply chain management, manufacturing and testing of printed circuit board assemblies, full system assembly, end-order fulfillment and after-sales product support. We deliver this broad range of services through operations in Nampa, Idaho; Durham, North Carolina; Penang, Malaysia; Colfontaine, Belgium; Monterrey, Mexico; and San Jose, California. MCMS information is available by visiting the company's Web site at www.mcms.com.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements such as predictions or forecasts. MCMS assumes no obligation to update those statements to reflect actual results, changes in assumptions or other factors. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. Those factors include MCMS's ability to address its financing requirements in light of its existing debt obligations and market conditions; the ability to complete a sale of its assets; obtain bankruptcy court approvals as requested and other risks detailed in MCMS's SEC reports.